Exhibit 10.19

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT dated February 11, 2003 between Integrated Health Technologies, Inc., a Delaware corporation, with offices at 201 Route 22, Hillside, New Jersey 07205, ("Corporation"), and Lance J. Baller ("Employee").

         WHEREAS, the Corporation is in the business of manufacturing, marketing and selling vitamins and nutritional supplements; and

         WHEREAS, Corporation desires to employ Employee, and Employee desires to be so employed, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Employment. The Corporation agrees to employ the Employee, and the Employee agrees to be so employed by the Corporation, in the capacity of Vice President of Corporate Development and Communications. Effective February 24, 2003 (the "Commencement Date") and shall continue until December 31, 2004 (the "Expiration Date") or the earlier termination of this Agreement in accordance with Section 5 below (the thereafter until termination of your employment.


2. Duties. Employee will have responsibility for all acquisitions, corporate development, and communications. And will report directly to the Chief Executive Officer of the Corporation (the "CEO") or the Chairman of the Board. During the term of your employment, the employee will be expected to be a full time employee of the corporation, and the employee will not engage or participate in any business that is competitive with the business of the corporation. The Employee will also serve on the advisory board to the board of directors, employee stock option committee and will be present and available at all board meetings for advice. The Employee will also be expected to comply with and be bound by the Corporation's operating policies, procedures and practices adopted by the Corporation and in effect from time to time during the term of your employment.

3. Compensation:

         (a) Salary. Employee initial annual base salary retroactive to the Commencement Date will be $100,000. Your annual base salary will be payable in accordance with the Corporation normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors of Corporation (the "Board") and may be increased (but not decreased) from time to time, in the discretion of the Compensation Committee of the Board Employee's.

         (b) Stock Compensation. Employee shall be entitled to participate in the Corporation's qualified and non qualified stock option plans ("Plans") during each full year during the term of this Agreement (the "Stock Compensation") on a basis commensurate with his salary and considering the amount of stock awarded to other management employees.

         (c) Benefits. During each contract year of the term of this Agreement, Employee shall receive such other benefits as are available to other senior executives of the Corporation.

         (d) Office. During the term of this agreement the Corporation will reimburse the employee for his cost of an office in Denver, Colorado not to exceed $2,000 per month.

         (e) Expenses. The Corporation will reimburse the actual and reasonable costs of your travel expenses between the Corporation's offices and on all business related trips. If all or any portion of the amounts payable to you or on your behalf under this Section (e) become or otherwise are subject to federal or state income taxes, the Corporation shall pay to the employee an amount necessary to place the employee in the same after-tax position as you would have been in had no such taxes been imposed. The determination of the amount of any such tax indemnity shall be made by the independent accounting firm employed by the Corporation, which amount shall be increased or decreased to reflect the results of any final determination by taxing authorities in any administrative or judicial action, and shall include any expenses reasonably incurred by the employee in defending same. The amount payable pursuant to this paragraph shall be increased to the extent necessary to pay any interest and penalties determined to be due, and shall be grossed up for the income tax due on the aggregate reimbursement. Amounts due shall be paid within ten (10) days after demand by you.

         (f) Signing Bonus. The employee is entitled to a signing bonus of $15,000 at the signing of this contract.

5. Termination During Employment Term. Your employment with the Corporation will be at will and may be terminated by the employee or by the Corporation at any time for any reason as follows:

(a) The employee may terminate your employment upon written notice to the Board at any time following an event constituting "Good Reason" (as defined below), if following such event, the event constituting Good Reason is not cured by the corporation within 10 days after your notice to the Board requesting that such event be cured (an "Involuntary Termination");

(b) the employee may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason ("Voluntary Termination");

(c) The Corporation may terminate your employment upon written notice to you at any time following a determination by the Board that there is "Cause" (as defined below) for such termination ("Termination for Cause");

(d) The Corporation may terminate your employment upon written notice to you at any time in the sole discretion of the Board without a determination that there is Cause for such termination ("Termination without Cause");

(e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board ("Termination for Death or Disability"); provided that "disability" will mean your complete inability to perform your job responsibilities for a period of 120 consecutive days or 120 days in the aggregate in any 12-month period.

 6. Definitions. As used in this agreement, the following terms have the following meanings:

(a) "Good Reason" means the occurrence of any of the following conditions, without your written consent:
         (i) your no longer serving as Vice President of the Corporation or its ultimate parent corporation and reporting to the CEO or Chairman of the Corporation or such ultimate parent, as the case may be; (ii) any material breach of this letter agreement by the Corporation, including any reduction in your cash compensation or reimbursements; or (iii) Corporation's requiring you to be based at any office or location more than 60 miles from Boulder, Colorado or corporation's current headquarters in Hillside, New Jersey.

(b) "Cause" means:

              (i) the willful engaging by you in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation. For purposes of this provision, no act or failure to act, on the part of you, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith without reasonable belief that your action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Corporation.

7. Separation Benefits. Upon termination of your employment with the Corporation for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; any bonus that has been earned but not paid; and your benefits will be continued under the Corporation's then existing benefit plans and policies for so long as provided under the terms of such plans and policies or as required by applicable law. In addition, the following provisions will apply depending on the basis of your termination of employment:

(a} In the event of your Voluntary Termination or Termination for Cause, the employee will not be entitled to any cash severance benefits (except the amounts as set forth above)

(b) In the event of your Involuntary Termination, Termination for Death or Disability, or Termination without Cause, subject to your execution (or the execution by your executor or personal representative in the case of your death) of the acknowledgement, you will be entitled to a severance payment equal to the sum of the length left on your employment agreement

(c) No payments due you under this letter agreement will be subject to mitigation or offset.

8. Indemnification Agreement. Upon your commencement of employment with the Corporation, the Corporation will enter into its standard form of indemnification agreement for officers and directors to indemnify you against certain liabilities you may incur as a Vice President of the Corporation.

9. Restrictive Covenants.

(a) Proprietary Property. Employee acknowledges that in the course of his employment with the Corporation, the Corporation will provide Employee with, or access to, memoranda, files, records, trade secrets and other proprietary information and property of the Corporation, including information regarding the Corporation and operations, market structures, processes, data, programs, inventions, techniques, marketing plans, strategies, forecasts, new products, systems, financial information, budgets, projections, licenses, prices, costs, and customer supplier lists (collectively the "Proprietary Property") as is necessary or desirable to assist Employee in the performance of his employment duties hereunder. Employee acknowledges that the Proprietary Property, and all information and intellectual property and other data developed by trademarks, copyrights, ideas, creations, and properties (also hereafter included in the term "Proprietary Property"), is the sole and exclusive property of the Corporation, to the extent not available to the public at large. Employee shall have no right, title or interest of any kind or nature in the Proprietary Property or any proceeds thereof. Employee covenants and agrees that he shall not directly or indirectly, during the term of this Agreement or thereafter, communicate or divulge to, or use for the benefit of himself or any other person or entity without the prior written consent of its owner, any Proprietary Property or any information in any way relating to the Proprietary Property. The Proprietary Property shall remain the sole and exclusive property of the Corporation, as the case may be, and upon termination of this Agreement, Employee shall immediately thereupon return all Proprietary Property in his possession or control to the Corporation.

(b) Employment and Post-Employment Restriction. Employee hereby covenants and agrees that during the term of his employment hereunder, and for a period of one
(1) year after the date of any termination of his employment with the Corporation in the event he is terminated for Cause or voluntarily leaves prior to the end of the Employment Term, he shall not, directly or indirectly, be engaged in any other commercial activities or pursuits whatsoever which may in any way be in competition with or in any conflict with the business affairs of the Corporation in any market or geographic area in which the Corporation is then doing business. Employee further covenants and agrees that for one (1) year after the date of termination of his employment hereunder (for any reason) he shall not, directly or indirectly, pursue any party that was a customer of the Corporation on the date of that termination for the purpose of soliciting and/or providing to any of those customers any products, goods, or services of the nature and type sold by the Corporation. For purposes of the preceding sentence-a "customer" of the Corporation includes (a) any person which the Corporation has actually contacted for the purpose of obtaining an order for its products, goods or services and which the Corporation, at the time of Employee's termination, is still pursuing by regular contacts with such person, and (b) any person specifically identified by the Corporation in any of its marketing or strategic plans as a target for solicitation of orders for the Corporation's products, goods or services, and with respect to which person the Corporation, has, as of the time of Employee's termination, expended substantial time, effort and financial resources.

(c) Remedies. Employee hereby acknowledges that his services under this Agreement are unique and extraordinary and that irreparable injury may result to the Corporation in the event of a breach of the terms and conditions of this Agreement to be performed or observed by him, which may be difficult to ascertain, and that the award of damages may not be adequate relief to the Corporation. Employee, therefore, agrees that in the event of his breach of any of the terms or conditions of this Agreement to be performed or observed by him, the Corporation shall have the right, in addition to all other remedies available in the event of a breach of this Agreement, to injunctive or other equitable relief against Employee.

(d) Severability. If at the time of the enforcement of subparagraphs (a), (b) or
(c) above a court shall hold that the period or scope of the provisions thereof are unreasonable under the circumstances then existing, the parties hereby agree that the maximum period or scope.

10. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the addresses set forth at the beginning of the Employee Agreement or to such other addresses as either may designate in writing to the other party.

11. Gverning Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

12. Entire contract. This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to the subject matter set forth herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard hereto. This Agreement may be amended only in a writing signed by both parties.

13. Non-waiver. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

14. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

16. Modification. No modification, amendment or waiver of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by all parties.

17. Assignability and Binding Effect. Employee shall not assign any of his rights or delegate the performance of any of his obligations hereunder without the prior written consent of the Board of Directors. However, the Corporation may assign any of its rights and delegate the performance of any of its obligations hereunder to any of its successors, assigns or successors-in-interest. Subject to the provisions of the preceding sentences, all the terms of this Agreement shall be binding upon and shall inure to the benefit of the parties and their legal representatives, heirs, successors and assigns.

18. Survival of Covenants. The covenants and other provisions of this Agreement shall survive the termination of Emplqyee's employment pursuant to this Agreement.


IN WITNESS WHEREOF the Corporation and the Employee have signed this Agreement.



By: /s/ Seymour Flug                                          February 18, 2003
    ----------------
Name: Seymour Flug
Title: President
INTEGRATED HEALTH TECHNOLOGIES, INC. (a Delaware corporation)

By: /s/ E. Gerald Kay
    -----------------
Name: E. Gerald Kay
Title: Chairman of the Board
INTEGRATED HEALTH TECHNOLOGIES, INC. (a Delaware corporation)

Accepted:

By: /s/ Lance J. Baller                                        February 20, 2003
    -------------------
Name: Lance J. Baller
Employee